BRIDGE BANCORP, INC. CONTACT	FNBNY BANCORP, INC. CONTACT
Kevin M. O’Connor                                                                                            John F. Stewart
President & CEO                                                                                               Chief Executive Officer
(631) 537-1000                                                                                                   (631) 348-6999

FOR IMMEDIATE RELEASE

BRIDGE BANCORP, INC.
ANNOUNCES REGULATORY APPROVALS TO ACQUIRE FNBNY BANCORP; FNBNY SHAREHOLDER MEETING DATE SET

BRIDGEHAMPTON AND MELVILLE, NY, JANUARY 14, 2014 --  Bridge Bancorp, Inc. (NASDAQ: BDGE), the parent company of The Bridgehampton National Bank (BNB), announced today all regulatory approvals have been received in connection with the acquisition of FNBNY Bancorp and its wholly owned subsidiary, the First National Bank of New York (collectively “FNBNY”). In addition, FNBNY will hold a special meeting of shareholders on February 12, 2014 to obtain shareholder approval of the acquisition.  Shareholders representing a majority of the FNBNY voting shares previously have entered into voting agreements to approve the acquisition, and the transaction is expected to close on Friday, February 14, 2014.

“I am pleased to announce we have received all regulatory approvals in less than four months from the September 2013 announcement of the merger agreement.  This outcome reflects the diligence and cooperation among the respective Boards of Directors, management teams, and regulatory agencies,” noted Kevin M. O’Connor, President and CEO of Bridge Bancorp.  “We have been simultaneously working on the integration process and plan on converting FNBNY onto our core banking platform immediately following the closing,” commented Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, the Bank, with assets of approximately $1.7 billion, and a primary market area of Suffolk County, Long Island, operates 23 retail branch locations. The combined institution will have over $2.0 billion in assets, $1.7 billion in deposits and 26 branches serving Long Island. Through this branch network and its electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services offers financial planning and investment consultation.  For more information visit www.bridgenb.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In addition to those risk factors listed in Bridge Bancorp’s Annual Report on Form 10-K, the following factors could cause the actual results of Bridge Bancorp’s operations to differ materially from Bridge Bancorp’s expectations: a failure to satisfy the conditions to closing for the proposed merger in a timely manner or at all; disruption to the parties’ businesses as  a result of the announcement and pendency of the transaction; and difficulties related to the integration of  the businesses following the merger.  Bridge Bancorp does not assume any duty to update forward-looking statements.

Bridge Bancorp has filed a registration statement on Form S-4 containing a proxy statement-prospectus and other documents regarding the proposed transaction with the SEC.  FNBNY shareholders and investors are urged to read the proxy statement-prospectus as it contains important information about Bridge Bancorp and FNBNY. Copies of the proxy statement-prospectus have been mailed to FNBNY shareholders and may also may be obtained free of charge at the SEC’s web site at http://www.sec.gov, or by directing a request to Bridge Bancorp, Inc., Attention: Corporate Secretary, 2200 Montauk Highway, Bridgehampton, New York, 11932, or on its website at www.bridgenb.com.